Exhibit 99.1

Kimco Realty Announces First Quarter 2020 Results

– Strong Liquidity Position with Availability in Excess of $2 Billion –
– Solid First Quarter Operating Performance –
– Provides COVID-19 Update –

JERICHO, N.Y.--(BUSINESS WIRE)--May 8, 2020--Kimco Realty Corp. (NYSE:KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use properties, today reported results for the first quarter ended March 31, 2020. For the three months ended March 31, 2020 and 2019, Kimco’s net income available to the company’s common shareholders was $0.19 per diluted share and $0.24 per diluted share, respectively.

First Quarter Highlights:

  Attained pro-rata anchor occupancy of 98.6%, an increase of 80 basis points from first quarter 2019.
  Generated new cash pro-rata leasing spreads of 13.3%.
  Grew same-property net operating income (NOI)* 1.5% compared to the same period in 2019.
  Obtained a new $2.0 billion revolving credit facility.

Subsequent Highlights:

  Nearly $900 million of cash and cash equivalents on its balance sheet at the end of April.
  Secured a new $590 million unsecured term loan facility.
  Established Kimco Tenant Assistance Program (TAP) to help tenants apply for government-sponsored COVID-19 aid programs.
  Launched the Kimco Curbside Pickup™ program designating dedicated parking spots for curbside pickup at its centers for use by all tenants and their customers.

“Our results this quarter continue to speak to the strength and quality of our portfolio,” stated Conor Flynn, Kimco’s Chief Executive Officer. “Given the significant transformation successfully executed over the last several years, we now own a predominantly grocery-anchored portfolio clustered in the nation’s top markets. We also have the strongest liquidity position and one of longest debt maturity profiles in our sector, to not only overcome the current challenges, but to potentially capitalize on emerging opportunities as we move ahead. I have been moved and humbled by our associates’ focus on tenant and community support during this time of crisis. Our commitment to servicing and engaging with all of our stakeholder groups will remain a hallmark of Kimco’s success going forward.”

Financial Results:

  Net income available to the company’s common shareholders for the first quarter of 2020 was $83.7 million, or $0.19 per diluted share, compared to $101.6 million, or $0.24 per diluted share, for the first quarter 2019. The change was due primarily to a $71.4 million reduction in property sales (Kimco’s pro-rata share) during the first quarter of 2020 compared to the same period in 2019. The lower level of property sales resulted in a decrease of $21.5 million in gains on the sales of properties, net of impairments, including those in joint ventures. However, the reduction in gains was offset by a reduction of $2.2 million in depreciation expense primarily due to the company’s disposition activity over the past 12 months.
  NAREIT Funds From Operations (FFO)* was $160.5 million, or $0.37 per diluted share, for the first quarter 2020 compared to $158.4 million, or $0.38 per diluted share, for the first quarter 2019.

* A reconciliation of net income available to the company’s common shareholders to NAREIT FFO and same-property NOI is provided in the tables accompanying this press release.

Operating Results:

  Pro-rata occupancy ended the quarter at 96.0%, flat compared to the first quarter of 2019.
  Pro-rata anchor occupancy ended the quarter at 98.6%, up 80 basis points over the prior year and 30 basis points lower sequentially.
  Small shop occupancy ended the quarter at 88.8% representing a 50-basis-point sequential decrease. The change was primarily due to Pier 1 vacating four leases and six remaining Dress Barn stores closing during the first quarter of 2020.
  Pro-rata rental-rate spreads on comparable spaces increased 7.3% during the first quarter of 2020, with rental rates for new leases up 13.3% and renewals/options up 6.8%.
  Generated a 1.5% increase in same-property NOI for the first quarter 2020 over the comparable period in 2019. The increase was driven primarily by a 230-basis-point contribution from minimum rent.

Investment Activity:

  During the first quarter, the company sold one property for $13.5 million and acquired an unowned parcel at North Valley Shopping Center in Peoria, Arizona for $7.0 million.

Capital Markets:

  Closed on a new $2.0 billion unsecured revolving credit facility, expandable to $2.75 billion under an accordion feature, with commitments from 21 lending institutions. The new facility, in which borrowings accrue interest at a spread of 77.5 basis points to LIBOR, is scheduled to mature on March 17, 2024 (or March 17, 2025 if Kimco exercises two six-month options to extend the maturity date).
  Ended the quarter with a consolidated weighted-average debt maturity profile of 10.1 years, which remains one of the longest in the industry, and over 320 unencumbered properties.

COVID-19 Update:

The impact of COVID-19 on the retail industry for both landlords and tenants has been wide ranging. Kimco has taken the following actions in response to the pandemic.

Operational Status and Actions

  At the end of April, all Kimco’s shopping centers remain open and operational with approximately 56% of tenants, based on annualized base rent (ABR), currently open, including those that are operating on a limited basis. Approximately 43% of the company’s tenants are deemed to be essential. For those tenants that are closed, 19% have done so voluntarily with the remainder closed mandatorily.
  Kimco has collected approximately 60% of the total pro-rata base rents billed for the month of April, including 78% from the company’s top 50 tenants and 40% from those tenants that are closed.
  The company received rent deferral requests approximating 35% of Kimco’s pro-rata minimum base rent for the month of April, with the company selectively granting deferrals for 14% of the minimum base rent for this period. The company continues to negotiate for the payment of the remaining April rent not yet collected.
  Established the Kimco Tenant Assistance Program (TAP). This initiative is a partnership between the company and various law firms around the country to provide legal assistance to Kimco’s tenants in identifying and applying for applicable government-sponsored loans to help their businesses manage the financial impact of this pandemic. The company is providing this service at no cost to its tenants.
  Launched the Kimco Curbside Pickup™ program designating dedicated parking stalls for curbside pickup at its centers for use by all tenants and their customers. The program is designed to help businesses adapt to the new shopping habits that have emerged as a result of the pandemic, and to allow customers to ease back into a daily shopping routine while feeling safe and comfortable.
  The health and safety of the company’s employees and their families is a top priority. Since mid-March, Kimco transitioned nearly 100% of its workforce to work on a remote basis and suspended all business travel. The company has benefited from recent investments in new technology over the past 12-18 months to enable our associates to work remotely.

Financial Status and Outlook

  In April, Kimco obtained a new $590 million unsecured term loan facility due April 2021 with an option to extend through April 2022. In addition, the company has the ability to increase this amount by an additional $535 million, to more than $1.1 billion, under the accordion feature, subject to further syndication.
  Access to over $2.2 billion of immediate liquidity with nearly $900 million of cash on the balance sheet and $1.3 billion available under the company’s unsecured revolving credit facility at the end of April.
  Ended April with total pro-rata debt of $113.5 million and $707.2 million that matures during 2020 and 2021, respectively.
  Deferred approximately $95 million of capital spending and investment originally planned for 2020. This includes a reduction of $50 million associated with landlord work, tenant improvements and leasing commissions as well as $45 million in total development and redevelopment spending.
  As previously announced, Kimco withdrew its full-year 2020 guidance due to the economic uncertainty resulting from the COVID-19 Pandemic. The company is not providing updated 2020 guidance at this time.

Dividend Declarations:

  Kimco’s board of directors declared a quarterly dividend with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. All dividends on the preferred shares will be paid on July 15, 2020, to shareholders of record on July 1, 2020.
  As a result of COVID-19 and the future economic uncertainties, the company’s Board of Directors has temporarily suspended the dividend on its common shares. Kimco’s Board of Directors will continue to monitor the company’s financial performance and economic outlook on a monthly basis and, at a later date, intends to reinstate the common dividend during 2020 of at least the amount required to maintain compliance with its REIT taxable income distribution requirements.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Friday, May 8, 2020, at 8:30 a.m. Eastern Daylight Time (EDT). The call will include a review of the company’s first quarter results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 2467346).

A replay will be available through August 8, 2020, by dialing 1-877-344-7529 (Passcode: 10139638). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of March 31, 2020, the company owned interests in 401 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March, 31, 2020	December 31, 2019
Assets:
Real estate, net of accumulated depreciation and amortization
of $2,552,669 and $2,500,053, respectively	$9,179,554	$9,209,053
Real estate under development	230,602	220,170
Investments in and advances to real estate joint ventures	585,591	578,118
Other real estate investments	178,393	194,400
Cash and cash equivalents	451,796	123,947
Accounts and notes receivable, net	220,215	218,689
Operating lease right-of-use assets, net	97,790	99,125
Other assets	361,193	354,365
Total assets	$11,305,134	$10,997,867

Liabilities:
Notes payable, net	$5,303,656	$4,831,759
Mortgages and construction loan payable, net	404,879	484,008
Dividends payable	126,473	126,274
Operating lease liabilities	91,546	92,711
Other liabilities	488,168	516,265
Total liabilities	6,414,722	6,051,017
Redeemable noncontrolling interests	17,943	17,943

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,580 shares;
Aggregate liquidation preference $489,500	20	20

Common stock, $.01 par value, authorized 750,000,000 shares; issued and
outstanding 432,525,409 and 431,814,951 shares, respectively	4,325	4,318
Paid-in capital	5,747,277	5,765,233
Cumulative distributions in excess of net income	(942,031)	(904,679)
Total stockholders' equity	4,809,591	4,864,892
Noncontrolling interests	62,878	64,015
Total equity	4,872,469	4,928,907
Total liabilities and equity	$11,305,134	$10,997,867

Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues
Revenues from rental properties, net	$286,004	$290,634
Management and other fee income	3,740	4,376
Total revenues	289,744	295,010
Operating expenses
Rent	(2,835)	(2,692)
Real estate taxes	(39,652)	(39,347)
Operating and maintenance	(42,408)	(40,896)
General and administrative	(21,017)	(25,831)
Impairment charges	(2,974)	(4,175)
Depreciation and amortization	(69,397)	(71,561)
Total operating expenses	(178,283)	(184,502)

Gain on sale of properties	3,847	23,595
Operating income	115,308	134,103

Other income/(expense)
Other (expense)/income, net	(3,422)	2,622
Interest expense	(46,060)	(44,395)
Income before income taxes, net, equity in income of joint ventures,
net, and equity in income from other real estate investments, net	65,826	92,330

Provision for income taxes, net	(43)	(630)
Equity in income of joint ventures, net	13,648	18,754
Equity in income of other real estate investments, net	10,958	6,224

Net income	90,389	116,678
Net income attributable to noncontrolling interests	(289)	(509)
Net income attributable to the Company	90,100	116,169
Preferred dividends	(6,354)	(14,534)
Net income available to the Company's common shareholders	$83,746	$101,635

Per common share:
Net income available to the Company: (2)
Basic	$0.19	$0.24
Diluted	$0.19	$0.24	(1)
Weighted average shares:
Basic	429,735	419,464
Diluted	430,505	420,763
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $25 for the three months ended March 31, 2019.
(2)	Adjusted for earnings attributable from participating securities of ($686) and ($625) for the three months ended March 31, 2020 and 2019, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to
FFO Available to the Company's Common Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net income available to the Company's common shareholders	$83,746	$101,635
Gain on sale of properties	(3,847)	(23,595)
Gain on sale of joint venture properties	(18)	(4,690)
Depreciation and amortization - real estate related	68,707	71,260
Depr. and amort. - real estate jvs	10,564	10,161
Impairment charges (including real estate jvs)	3,441	6,408
Profit participation from other real estate investments, net	(6,283)	(1,030)
Loss/(gain) on marketable securities	4,667	(1,503)
Provision for income taxes (1)	1	-
Noncontrolling interests (1)	(505)	(248)
Funds from operations available to the Company's common shareholders	$160,473	$158,398

Weighted average shares outstanding for FFO calculations:
Basic	429,735	419,464
Units	638	927
Dilutive effect of equity awards	717	1,182
Diluted (2)	431,090	421,573

FFO per common share - basic	$0.37	$0.38
FFO per common share - diluted (2)	$0.37	$0.38
(1)	Related to gains, impairments and depreciation on properties, where applicable.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $160 and $261 for the three months ended March 31, 2020 and 2019, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders
to Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net income available to the Company's common shareholders	$83,746	$101,635
Adjustments:
Management and other fee income	(3,740)	(4,376)
General and administrative	21,017	25,831
Impairment charges	2,974	4,175
Depreciation and amortization	69,397	71,561
Gain on sale of properties	(3,847)	(23,595)
Interest and other expense, net	49,482	41,773
Provision for income taxes, net	43	630
Equity in income of other real estate investments, net	(10,958)	(6,224)
Net income attributable to noncontrolling interests	289	509
Preferred dividends	6,354	14,534
Non same property net operating income	(18,193)	(28,757)
Non-operational expense from joint ventures, net	19,015	14,793
Same Property NOI	$215,580	$212,489

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com